Exhibit 99.1

Phio Pharmaceuticals Reports Q1 2024 Results and Provides Business Update

–Four sites across the country participating in Phase 1b clinical trial for lead product candidate PH-762

–Three patients have been enrolled

MARLBOROUGH, Mass., May 9, 2024 (GLOBE NEWSWIRE)—Phio Pharmaceuticals Corp. (Nasdaq: PHIO), a clinical stage biotechnology company whose proprietary INTASYL™ siRNA gene silencing technology is designed to make immune cells more effective in killing tumor cells, today reported its Q1 2024 financial results and provided a business update.

Recent Corporate Updates

•	Phio’s INTASYL compound PH-762 is currently being investigated in an open-label Phase 1b clinical study (NCT 06014086) to evaluate the safety and tolerability of intratumoral PH-762 in cutaneous squamous cell (cSCC), melanoma, or Merkel cell carcinoma. Two patients have already completed treatment. Four sites across the US are now engaged in the Phase 1b study. The sites are:
o	George Washington University in Washington DC
o	Banner MD Anderson in Arizona
o	Centricity Research in Ohio
o	Integrity Research in Florida.
•	Presented new data on the immunotherapeutic activity of INTASYL at:
o	10th Annual Immunotherapy of Cancer Conference (ITOC10): this preclinical data demonstrates the potential of the INTASYL compound PH-905 targeting Cbl-b to improve the function of natural killer (NK) cells.
o	27th Annual American Society of Gene and Cell Therapy (ASGCT): this preclinical data demonstrates that intratumoral injection of PH-762 significantly inhibits tumor growth in murine cells and may generate memory-specific T cells.
•	The INTASYL siRNA platform is the focus of a National Spotlight on PBS Viewpoint, a national program hosted by Dennis Quaid, and on Fox Business Network; both are airing through May.
•	Patent granted by USPTO for two of its INTASYL Compounds, RXI-185 and RXI-231 that treat age-related skin disorders including photo-aging and dermal hyperpigmentation targeting down-regulation of the Matrix metalloproteinase-1(MMP-1) and Tyrosinase (TYR) proteins.

Financial Results

Cash Position

At March 31, 2024, we had cash of $6.5 million as compared with $8.5 million at December 31, 2023.

Research and Development Expenses

Research and development expenses were $1.1 million for the three months ended March 31, 2024 as compared with $2.1 million for the three months ended March 31, 2023, a decrease of 46%. The decrease was primarily driven by the Company’s cost rationalization measures in transitioning from a discovery research company to a product development company resulting in decreased costs for the wind-down of preclinical studies, salary-related costs and lab supplies. Additional decreases in research and development expenses were due to clinical consulting fees incurred in connection with the Company’s IND filing and manufacturing fees for PH-762 in the prior year period.

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General and Administrative Expenses

General and administrative expenses were $1.1 million for the three months ended March 31, 2024 as compared with $1.5 million for the three months ended March 31, 2023, a decrease of 28%. The decrease was primarily due to decreases in consulting expenses and legal expenses as compared to the prior year period.

Net Loss

Net loss was $2.2 million for the three months ended March 31, 2024 as compared with $3.6 million for the three months ended March 31, 2023. The decrease in net loss was primarily due to the changes in research and development expenses, as described above.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical stage biotechnology company whose proprietary INTASYL™ siRNA gene silencing technology is designed to make immune cells more effective in killing tumor cells. INTASYL is the only self-delivering RNAi technology focused on immuno-oncology therapeutics. INTASYL drugs precisely target specific proteins that reduce the body's ability to fight cancer, without the need for specialized formulations or drug delivery systems.

For additional information, visit the Company's website, www.phiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. These statements, which include statements regarding the anticipated benefits of our INTASYL™ RNAi platform and the results from our ongoing clinical trials, are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact to our business and operations by inflationary pressures, rising interest rates, recession fears, the development of our product candidates, results from our preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those risks identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

Phio Pharmaceuticals Corp.

ir@phiopharma.com

PR Contact
Michael Adams
Bridge View Media

adams@bridgeviewmedia.com

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PHIO PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Operating expenses:
Research and development	$1,148	$2,134
General and administrative	1,061	1,468
Total operating expenses	2,209	3,602
Operating loss	(2,209)	(3,602)
Total other income, net	55	–
Net loss	$(2,154)	$(3,602)

Net loss per common share: Basic and diluted	$(0.47)	$(3.15)
Weighted average number of common shares outstanding: Basic and diluted	4,580,072	1,142,213

PHIO PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(Unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$6,475	$8,490
Prepaid expenses and other current assets	373	832
Right of use asset	–	33
Property and equipment, net	2	6
Other assets	3	3
Total assets	$6,853	$9,364
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$320	$657
Accrued expenses	929	942
Lease liability	–	35
Total liabilities	1,249	1,634
Total stockholders’ equity	5,604	7,730
Total liabilities and stockholders’ equity	$6,853	$9,364

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